Exhibit 99.1

News Release	FMC Technologies Inc
1803 Gears Road
Houston, TX 77067

Release	Immediate Release
Contact	Investors:	Robert Cherry (281) 591-4560
	Media:	Ellen Bates (281) 445-6559
Michael King (281) 931-2540

FMC Technologies Reports Second Quarter 2009 Diluted Earnings per Share from Continuing Operations of $0.84, up 12 Percent

Highlights:

•	Energy Production Systems’ operating profit up 34 percent

•	Total operating profit from continuing operations a record $168.6 million

•	Total company backlog at $3.1 billion

•	Company increases 2009 guidance for diluted earnings per share to a range of $2.55 to $2.65

HOUSTON, July 28, 2009 – FMC Technologies, Inc. (NYSE:FTI) today reported second quarter 2009 revenue from continuing operations of $1.1 billion. Diluted earnings per share from continuing operations were $0.84, up 12 percent from $0.75 in the prior-year quarter and up 50 percent from $0.56 in the first quarter of 2009.

Led by subsea systems, second quarter operating profit in Energy Production Systems increased 34 percent from the second quarter of 2008. The total operating profit for Energy Production Systems and Energy Processing Systems was a record $168.6 million.

Total backlog for the company ended the second quarter at $3.1 billion, including $2.5 billion for subsea systems.

“Subsea continues to be the growth driver of our business. In the quarter, we saw a profitable mix of projects and services drive our subsea operating margin, which was offset by North American operating margins in our other businesses,” said Peter D. Kinnear, Chairman, President and Chief Executive Officer. “As a result of our strong second quarter, we are increasing our estimate of 2009 diluted earnings per share from continuing operations to a range of $2.55 to $2.65.”

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FMC Technologies Reports Second Quarter 2009 Diluted Earnings per Share from Continuing Operations of $0.84, up 12 Percent	2

Energy Production Systems

Energy Production Systems’ second quarter revenue of $933.9 million decreased 1 percent from the prior-year quarter, but increased 7 percent from the first quarter of 2009. Revenue for subsea systems was $778 million for the second quarter, up 9 percent from the first quarter. Surface wellhead revenue was flat compared to the first quarter of 2009.

Energy Production Systems’ record operating profit of $140.1 million increased 34 percent over the prior-year quarter. The increase was due to higher operating margins in subsea systems that are not expected to be sustained in the second half of 2009.

Energy Production Systems’ inbound orders for the second quarter of 2009 were $669.0 million, including subsea systems orders of $529 million. Backlog for Energy Production Systems was $2.8 billion, including $2.5 billion in subsea backlog at the end of the second quarter.

Energy Processing Systems

Energy Processing Systems’ second quarter revenue of $174.1 million was 21 percent lower than the prior-year quarter and 4 percent lower than the first quarter of 2009. The revenue decrease came primarily from the fluid control business, which continues to be impacted by the reduction in North American pressure pumping activity.

Energy Processing Systems’ second quarter operating profit of $28.5 million was down 34 percent from the prior-year quarter but was flat compared to the first quarter of this year.

Energy Processing Systems’ inbound orders were $147.5 million for the second quarter, and its backlog finished the quarter at $252.0 million.

Corporate Items

Corporate expense in the second quarter was $9.1 million, a decrease of $0.8 million from the prior-year quarter.

Other expense, net, was $5.8 million, an increase of $6.0 million from the prior-year quarter. The increase was primarily due to a reduction of foreign exchange gains as compared to the second quarter of 2008.

The company ended the quarter with net debt of $74.4 million. Net interest expense was $2.3 million in the quarter.

The company repurchased 1.4 million shares of common stock in the quarter for $52.2 million and now has 6.7 million shares remaining in its stock repurchase authorization.

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FMC Technologies Reports Second Quarter 2009 Diluted Earnings per Share from Continuing Operations of $0.84, up 12 Percent	3

Depreciation and amortization for the second quarter was $20.8 million, up $1.5 million from the previous quarter, and capital expenditures totaled $29.5 million.

The company recorded an effective tax rate of 30.0 percent for the second quarter.

Summary and Outlook

FMC Technologies reported diluted earnings per share from continuing operations of $0.84, up 12 percent from the prior-year quarter. Energy Production Systems’ operating profits were up 34 percent over the second quarter of 2008. Total operating profit for Energy Production Systems and Energy Processing Systems was a record $168.6 million. Total company backlog was $3.1 billion at the end of the quarter.

As a result of its strong second quarter, the company increased its estimate for 2009 diluted earnings per share from continuing operations to a range of $2.55 to $2.65.

FMC Technologies, Inc. (NYSE:FTI) is a leading global provider of technology solutions for the energy industry. The Company designs, manufactures and services technologically sophisticated systems and products such as subsea production and processing systems, surface wellhead systems, high pressure fluid control equipment, measurement solutions, and marine loading systems for the oil and gas industry. Named by FORTUNE Magazine as America’s Most Admired Oil and Gas Equipment, Service Company in 2008, FMC Technologies has approximately 10,400 employees and operates 19 manufacturing facilities in 14 countries. For more information, visit www.fmctechnologies.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. These risks and uncertainties are described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and may be modified in subsequent quarterly reports filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FMC Technologies, Inc. will conduct its second quarter 2009 conference call at 9:00 a.m. EDT on Wednesday, July 29, 2009. The event will be available at www.fmctechnologies.com. An archived audio replay will also be available after the event at the same website address. In the event of a disruption of service or technical difficulty during the call, information will be posted at www.fmctechnologies.com/earnings.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited and in millions, except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008
Revenue	$1,103.8	$1,178.1	$2,156.8	$2,218.2

Costs and expenses	958.7	1,040.0	1,904.3	1,972.8

	145.1	138.1	252.5	245.4

Other income (expense), net	9.4	0.5	3.3	(5.3)

Income before net interest expense and income taxes	154.5	138.6	255.8	240.1
Net interest income (expense)	(2.3)	0.1	(4.4)	0.1

Income from continuing operations before income taxes	152.2	138.7	251.4	240.2
Provision for income taxes	45.5	40.0	73.2	72.6

Income from continuing operations	106.7	98.7	178.2	167.6
Income (loss) from discontinued operations, net of income taxes	0.1	7.6	(0.2)	20.7

Net Income	106.8	106.3	178.0	188.3
Less: net income attributable to noncontrolling interests	(0.8)	(0.5)	(1.0)	(1.0)

Net income attributable to FMC Technologies, Inc.	$106.0	$105.8	$177.0	$187.3

Basic Earnings per share attributable to FMC Technologies, Inc.:
Income from continuing operations	$0.86	$0.77	$1.42	$1.29
Income (loss) from discontinued operations	—	0.05	—	0.16

Basic earnings per share	$0.86	$0.82	$1.42	$1.45

Basic weighted average shares outstanding	123.8	128.4	124.9	129.3

Diluted earnings per share attributable to FMC Technologies, Inc.:
Income from continuing operations	$0.84	$0.75	$1.40	$1.27
Income (loss) from discontinued operations	—	0.06	—	0.16

Diluted earnings per share	$0.84	$0.81	$1.40	$1.43

Diluted weighted average shares outstanding	125.5	130.4	126.6	131.2

Net income attributable to FMC Technologies, Inc.:
Income from continuing operations	$105.9	$98.2	$177.2	$166.6
Income (loss) from discontinued operations	0.1	7.6	(0.2)	20.7

Net income attributable to FMC Technologies, Inc.	$106.0	$105.8	$177.0	$187.3

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008
Revenue

Energy Production Systems	$933.9	$947.7	$1,806.2	$1,801.7
Energy Processing Systems	174.1	220.8	355.1	424.6
Other revenue (1) and intercompany eliminations	(4.2)	9.6	(4.5)	(8.1)

	$1,103.8	$1,178.1	$2,156.8	$2,218.2

Income before income taxes

Segment operating profit
Energy Production Systems	$140.1	$104.9	$244.5	$200.0
Energy Processing Systems	28.5	42.9	57.0	82.1

Total segment operating profit	168.6	147.8	301.5	282.1

Corporate items
Corporate expense	(9.1)	(9.9)	(15.9)	(18.8)
Other revenue and other expense, net (1)	(5.8)	0.2	(30.8)	(24.2)
Net interest expense	(2.3)	0.1	(4.4)	0.1

Total corporate items	(17.2)	(9.6)	(51.1)	(42.9)

Income from continuing operations before income taxes attributable to FMC Technologies, Inc.	$151.4	$138.2	$250.4	$239.2

(1)	Other revenue comprises certain unrealized gains and losses on derivative instruments related to unexecuted sales contracts. Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, certain foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

BUSINESS SEGMENT DATA

(Unaudited and in millions)

	Three Months Ended June 30		Six Months Ended June 30
	2009	2008	2009	2008
Inbound Orders

Energy Production Systems	$669.0	$987.3	$1,283.3	$1,900.4
Energy Processing Systems	147.5	203.5	294.0	461.3

Subtotal Energy Systems	816.5	1,190.8	1,577.3	2,361.7
Intercompany eliminations	(2.2)	9.5	(2.9)	(7.9)

Total inbound orders	$814.3	$1,200.3	$1,574.4	$2,353.8

	June 30
	2009	2008
Order Backlog
Energy Production Systems	$2,822.1	$4,261.2
Energy Processing Systems	252.0	367.2

Subtotal Energy Systems	3,074.1	4,628.4
Intercompany eliminations	(4.6)	(2.2)

Total order backlog	$3,069.5	$4,626.2

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

	June 30, 2009 (Unaudited)	December 31, 2008
Cash and cash equivalents	$256.2	$340.1
Trade receivables, net	963.4	996.1
Inventories	630.0	559.3
Other current assets	286.0	542.8

Total current assets	2,135.6	2,438.3

Property, plant and equipment, net	544.8	494.9
Goodwill	139.0	128.7
Intangible assets, net	67.0	70.2
Investments	139.7	151.2
Other assets	177.0	297.6

Total assets	$3,203.1	$3,580.9

Short-term debt and current portion of long-term debt	$25.0	$23.0
Accounts payable, trade	372.6	439.8
Advance payments and progress billings	727.6	770.3
Other current liabilities	546.1	726.7
Liabilities of discontinued operations	2.7	3.5

Total current liabilities	1,674.0	1,963.3

Long-term debt, less current portion	305.6	472.0
Other liabilities	312.7	446.9
Common stock	1.4	1.4
Other FMC Technologies, Inc. stockholders’ equity	900.1	689.0
Noncontrolling interest in consolidated companies	9.3	8.3

Total liabilities and equity	$3,203.1	$3,580.9

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in millions)

	Six Months Ended June 30
	2009	2008
Cash provided (required) by operating activities of continuing operations:
Income from continuing operations	$177.2	$166.6
Depreciation and amortization	40.1	33.3
Trade accounts receivable, net	75.0	(17.1)
Inventories	(53.0)	(76.3)
Accounts payable, trade	(91.0)	38.0
Advance payments and progress billings	(79.1)	35.1
Other	134.5	(12.8)

Net cash provided by operating activities of continuing operations	203.7	166.8

Cash provided (required) by operating activities of discontinued operations	(1.0)	29.4

Cash provided (required) by investing activities of continuing operations:
Capital expenditures	(54.9)	(78.4)
Proceeds on disposal of assets	18.2	1.0

Net cash required by investing activities of continuing operations	(36.7)	(77.4)

Cash required by investing activities of discontinued operations	—	(10.8)

Cash provided (required) by financing activities:
Net issuance (repayment) of debt	(165.1)	196.3
Issuance of capital stock	0.2	4.5
Purchase of stock held in treasury	(95.7)	(169.8)
Other financing	(4.7)	4.6

Net cash provided (required) by financing activities	(265.3)	35.6

Effect of changes in foreign exchange rates on cash and cash equivalents	15.4	5.1

Increase (decrease) in cash and cash equivalents	(83.9)	148.7

Cash and cash equivalents, beginning of period	340.1	129.5

Cash and cash equivalents, end of period	$256.2	$278.2